Exhibit 99.1

Accuride Board Appoints Murphy as Director

EVANSVILLE, Ind. — July 31, 2007 - Today, Accuride Corporation (NYSE: ACW) announced that John R. Murphy has been appointed as a member of the Company’s Board of Directors. The appointment is effective immediately. Mr. Murphy replaces Frederick M. Goltz who resigned from the Board on July 25.  Mr. Goltz’s departure is linked to the recent sale of the stock ownership interest in Accuride that was held by Hubcap Acquisition LLC, an entity affiliated with KKR & Co. L.L.C.

“The changes announced today are a natural step in the evolution of our Board,” said Terry Keating, Accuride’s Chairman and Chief Executive Officer.  “We will certainly miss the valuable perspective and insight Fred has provided the Board over the years, and we would like to both thank him for his service and also wish him the best in his future endeavors.”  Keating added, “At the same time, we welcome John Murphy as our newest Board member, and we are excited at the depth of experience he brings to the Board.”

Since January 2007, Murphy has served as Accuride’s President and Chief Operating Officer. Previously, Murphy served as the Company’s President and Chief Financial Officer, and also as Executive Vice President / Finance and Chief Financial Officer.

Mr. Murphy is also a director of O’Reilly Automotive, Inc., where he is the Chairman of its audit committee and a member of the governance / nominating committee.

Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a MBA from the University of Colorado and is a Certified Public Accountant.

Mr. Goltz, a Member of KKR & Co. L.L.C, had been a director of the Company since June 1999.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion. For more information, visit Accuride’s website at http://accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation: All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here. These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.